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                         AMENDMENT TO PURCHASE AGREEMENT

         This AMENDMENT TO PURCHASE AGREEMENT dated as of March 2, 2001 (this "Amendment") is between BASF Aktiengesellschaft ("Seller") and Abbott Laboratories ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller and Purchaser are parties to the Purchase Agreement dated as of December 14, 2000 (Number 194 of the Roll of Deeds for 2000 of Dr. Norbert Meister, notar at Frankfurt a.M.) (the "Purchase Agreement") pursuant to which Purchaser has agreed to acquire the Shares and Transferred Patents (as such terms are defined in the Purchase Agreement); and

         WHEREAS, Seller and Purchaser have agreed to certain matters incidental to the consummation of the transactions contemplated by the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties to the Purchase Agreement hereby agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         All initial capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Purchase Agreement.

                                    SECTION 2
                        AMENDMENTS TO PURCHASE AGREEMENT

         The Purchase Agreement is hereby amended as follows:

         2.1. The section of the Purchase Agreement entitled "Definitions" is hereby amended by adding the following defined terms:

                  "BASF Knoll India Shares" means the Knoll India Shares owned by Lupharma and representing 51% of the total issued and outstanding equity shares of Knoll India.

                  "Hokuriku" means Hokuriku Seiyaku and Co. Ltd., a Japanese stock corporation.

                  "Knoll India Base Amount" means the aggregate value derived by multiplying the Knoll India Per Share Base Amount with the number of BASF Knoll India Shares.

                  "Knoll India Net Assets Amount" has the meaning set forth in
                  Exhibit 7.4.

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                  "Knoll India Per Share Base Amount" means (i) the Knoll India
                  Per Share Tender Price, less (ii) the Knoll India Per Share Net Assets Amount.

                  "Knoll India Per Share Net Assets Amount" means (i) the Knoll India Net Assets Amount, divided by (ii) the number of outstanding Knoll India Shares as of the Closing.

                  "Knoll India Per Share Tender Price" means the price per share offered by Purchaser in the Knoll India Tender Offer.

                  "Knoll India Shares" means the fully paid, issued and outstanding voting equity shares in the capital of Knoll India, each such share having a par value of Rs. 10.

                  "Knoll India Tender Offer" means the public offer that Purchaser is required to make to the public shareholders of Knoll India pursuant to the laws of India as a result of Purchaser deciding to acquire, or acquiring, the BASF Knoll India Shares in accordance with the provisions of this Agreement, as amended.

                  "Knoll India" means Knoll Pharmaceuticals Limited, a listed public company formed under the laws of India.

                  "Lupharma" means Lupharma GmbH, a limited liability company under the laws of the Federal Republic of Germany registered in the Commercial Register of the local court Ludwigshafen under docket number HRB 3617.

                  "Provisional Knoll India Base Amount" means the amount set forth on Exhibit 8.1 for Knoll India.

                  "Transpharm" means Transpharm GmbH, a limited liability company under the laws of the Federal Republic of Germany registered in the Commercial Register of the local court Ludwigshafen under docket number HRB 1135.

         2.2 Section 5.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                  5.3 "Shared Substances" shall mean the substances (Substanzen) contained in the physical compound library of the Seller or its Affiliates (other than the Companies), on the one hand, and/or Knoll AG, on the other hand, in each case at facilities located in Ludwigshafen, Germany, including, without limitation, any such substances obtained from third parties.

         2.3. The section of the Purchase Agreement entitled "Section 7, Sale" is hereby amended by amending and restating such section in its entirety as follows:

                  7.1 Seller hereby sells the Shares and the Transferred Patents to Purchaser or to entities designated by Purchaser, subject to the occurrence and fulfillment or waiver of all of the Closing Conditions and with commercial

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                           effect as amongst the parties as of the Closing, and
                           Seller hereby agrees to transfer, or to cause its Affiliates to transfer, the Shares and the Transferred Patents by separate transfer contracts (hereinafter referred to as "Separate Transfer Contracts") to Purchaser or to entities designated by Purchaser at and effective as of the Closing. Notwithstanding anything to the contrary set forth in this Agreement, "Shares" shall not include shares or other interests in any of the companies or entities set forth on Exhibit 12.2(d).

                  7.2 The Separate Transfer Contracts shall be entered into and completed at the Closing in accordance with
                           Section 12.1.

                  7.3 Seller shall cause the businesses described in clauses (a) through (d) in the definition of "Discontinued/Excluded Businesses" to be transferred to Seller or any of its Affiliates (other than the Companies) prior to the Closing. To the extent not so transferred, Purchaser shall (a) upon Seller's request and at Seller's expense cause each such transfer to be made or completed after the Closing as far as not made or completed prior thereto, (b) hold (without any obligation to manage or operate) such Discontinued/Excluded Businesses until completion of their transfer for the account of Seller and (c) pay any consideration in respect of such transfer to Seller.

                  7.4 Subject to the second sentence of Section 8.3(b), as far as the Knoll India Shares are concerned, the Knoll India Per Share Tender Price multiplied by the number of BASF Knoll India Shares acquired by Purchaser pursuant hereto (such amount, converted from RS to USD using the Conversion Exchange Rates, being the "Knoll India Purchase Price") shall determine the total purchase price paid by Purchaser to Seller in respect of, and allocated to, the BASF Knoll India Shares; PROVIDED, HOWEVER, that if such amount as so determined is (a) greater than the amount set forth for Knoll India on Exhibit 8.1, then the Knoll India Purchase Price shall be the amount set forth on such Exhibit, or (b) less than the amount set forth for Knoll India on Exhibit 8.1 (the "Knoll India Excess"), such Knoll India Excess shall be allocated to such Companies (other than Knoll India) as Seller and Purchaser may mutually agree. Exhibit 7.4 shall govern the calculation of the Knoll India Net Asset Value described therein.

                  7.5 The parties acknowledge that at the Closing, Purchaser shall not acquire the shares of Lupharma UK Holding II, Ltd. (or indirectly shares of Knoll International Private Ltd. ("Knoll India Private")). Seller hereby grants to Purchaser an option to acquire either the shares of Lupharma UK Holding II, Ltd. (the "Share Option") or all or substantially all of the assets of Knoll India Private (the "Assets Option") through such entities as Purchaser may elect, including through a less than wholly owned affiliate of Purchaser. Purchaser shall exercise either the Share Option or the Assets Option no later than December 31, 2001. Upon the exercise of

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                           such Option by Purchaser, each of Purchaser and
                           Seller shall take, or cause to be taken, all actions (including the execution and delivery of documents, instruments and agreements), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the sale of such assets, including
                           (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from third parties and governmental entities and making all necessary registrations and filings (including filings with governmental entities) and taking all reasonable steps as may be necessary to obtain any approvals or waivers from, or avoiding any action or proceeding by, any such third parties or governmental entities,
                           (ii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Section 7.5, and to fully carry out the purposes of this Section, and (iii) the engagement of such Indian advisors (including Counsel and accountants) as may be necessary to fully carry out the purposes of this Section. From and after the Closing through the date of the acquisition contemplated by this Section 7.5, Seller shall operate Knoll India Private in accordance with the terms of this Agreement as if Knoll India Private were a Company referred to in Section 12.5. Upon the closing of the transactions contemplated by the Share Option or the Assets Option, as the case may be, Purchaser shall pay Seller or Seller's Affiliate (including Knoll India Private in the case of the exercise of the Assets Option) the purchase price for Knoll India Private in the amount set forth on
                           Exhibit 8.1 for such entity.

         2.4. The section of the Purchase Agreement entitled "Section 8, Purchase Price" is hereby amended by amending and restating such section in its entirety as follows:

                  8.1 Subject to Section 8.2(b) below, the aggregate purchase price for the Shares and Transferred Patents and the license granted in Section 25.1 below shall be USD 6,930,000,000.00 (six billion nine hundred thirty million United States Dollars) (hereinafter referred to as the "Aggregate Purchase Price"), and shall be allocated, except as otherwise provided in
                           Section 7.4, as set forth in Exhibit 8.1. To the extent permitted by law such allocation of the Aggregate Purchase Price shall be binding for Seller and Purchaser for all aspects including but not limited to tax filings. The Aggregate Purchase Price less any sums held back pursuant to Sections 8.2(b) or 12.5 shall be paid to Seller by transfer of immediately available funds and free of wire transfer charges and transfer taxes to:

                           Account       BASF AG
                           Bank          Citibank, New York
                           SWIFT Code    CITIUS33
                           ABA No.       021000089
                           Account No.   40795258

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                  8.2      (a) The Aggregate Purchase Price shall be adjusted as
                           provided for in Sections 9 and 10 below or as a result of a claim for indemnification pursuant to Sections 15, 18 and 21 below.

                           (b) Purchaser shall withhold $ 15,000,000 (the "Uetersen Amount") from the Aggregate Purchase Price paid at the Closing and shall hold the Uetersen Amount in escrow until such time as Seller shall have delivered to Purchaser satisfactory evidence of the full and unconditional termination of (i) the License Agreement (LIZENZVERTRAG) (the "Uetersen License"), regarding the marketing and sale of Pancreatin, to be executed by Knoll AG and Nordmark Arzneimittel GmbH & CO. KG pursuant to the Master Agreement regarding the acquisition of the Uetersen factory of Knoll AG (RAHMENVERTRAG UEBER DEN ERWERB DER BETRIEBSSTAETTE WERK UETERSEN DER KNOLL AG) between Knoll AG and Dr. Peter Tonne, and (ii) Knoll AG's obligation to execute and deliver such Uetersen License; provided, that if the Uetersen License and such obligation are not so terminated within 60 days after Closing, Purchaser shall retain the Uetersen Amount and such Uetersen Amount will constitute a reduction of the Aggregate Purchase Price.

                  8.3 (a) The parties acknowledge that the Aggregate Purchase Price does not reflect any amounts to be paid in respect of the computations to be made pursuant to Sections 9 and 10, and Exhibit 7.4 hereof.

                           (b) If the Provisional Knoll India Base Amount exceeds the Knoll India Base Amount (the "Knoll India Base Amount Overallocation"), an amount equal to the Knoll India Base Amount Overallocation shall be allocated to such other Shares (other than the BASF Knoll India Shares) or assets of the Companies (other than Knoll India) in such manner as Purchaser and Seller shall mutually agree. If the Knoll India Base Amount exceeds the Provisional Knoll India Base Amount (the "Knoll India Base Amount Underallocation"), an amount equal to the Knoll India Base Amount Underallocation shall reduce the amount allocated to the BASF Knoll India Shares.

                           The "Non-Indian Purchase Price" shall be equal to (a) the Aggregate Purchase Price, less (b) the Knoll India Base Amount.

         2.5. The section of the Purchase Agreement entitled "Section 9, Non-Hokuriku Purchase Price Adjustment" is hereby retitled "Section 9, Non-Indian Purchase Price Adjustment" and amended by amending and restating such section in its entirety as follows:

                  9.1 The Non-Indian Purchase Price shall be adjusted as follows:

                           (a) As of September 30, 2000, the net asset value of the BASF Pharmaceutical Business amounts to EUR 750,400,000 (seven hundred fifty million four hundred thousand Euro) (such amount,

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                                    net of the Knoll India Reference Net Asset
                                    Value, being hereinafter referred to as
                                    "Reference Net Asset Value"). The Reference
                                    Net Asset Value has been determined on the basis of the unaudited proforma balance sheet contained in the attached Exhibit 9.1(a) in item 3.2 thereof taking into account adjustments, as shown in Exhibit 9.1(b) by the elimination of (i) Cash, Financial Debt, deferred Taxes and Accrued Taxes as shown in Exhibit 9.1(a), (ii) deferrals shown in Exhibit 9.1(a) as miscellaneous liabilities related to expenses of Seller allocated to the BASF Pharmaceutical Business; and (iii) other current assets as shown in Exhibit 9.1(a) related to one-time payments of American Home Products to Seller with regard to a certain patent ("Enbrel"). Notwithstanding anything to the contrary set forth in this
                                    Section 9.1, Exhibit 9.1(a) or Exhibit
                                    9.1(b), Section 21.4 shall govern to the exclusion of this Section 9.1 with respect to the calculations described therein.

                           (b)      If the net asset value of the BASF
                                    Pharmaceutical Business as of the Closing
                                    (net of the Knoll India Closing Net Asset
                                    Values) as determined in accordance with the principles set forth in Section 10 below and as shown on the Final Closing Net Asset Value Statement (hereinafter referred to as the ("Closing Net Asset Value") is less than the Reference Net Asset Value, Seller shall pay to Purchaser the amount by which the Closing Net Asset Value is less than the Reference Net Asset Value.

                           (c) If the Closing Net Asset Value exceeds the Reference Net Asset Value, Purchaser shall pay to Seller in addition to the amounts required to be paid pursuant to Section 8.1 the amount by which the Closing Net Asset Value exceeds the Reference Net Asset Value.

                  9.2 The amount determined in accordance with Section 9.1 above shall be paid by Seller or Purchaser, as the case may be in USD, together with any accrued interest at a rate of six percent per annum as of the Closing within 5 working days after the Closing Net Asset Value Statement has become final in accordance with Section 10.5 hereof in immediately available funds free of wire transfer charges and transfer taxes to the bank account set forth in Section 8.1 above, if payment is to be made to Seller, and to Citibank, N.A., New York, New York (ABA #021000089) for credit to Abbott Laboratories (Acct. #00001329) if payment is to be made to Purchaser. Any credit to Purchaser shall be made in USD at the spot exchange rate in effect at two business days prior to the date of payment.

         2.6. Sections 10.1 and 10.2 of the Purchase Agreement are hereby amended by amending and restating such sections in their entirety as follows:

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                  10.1     For the purpose of determining the amount of the
                           purchase price adjustment, if any, pursuant to
                           Section 9 above, Seller shall deliver to Purchaser as promptly as practicable (but in any event no more than 45 days) after the Closing an audited consolidated balance sheet and statement of changes in shareholder's equity of the Companies as of the Closing (the "Closing Balance Sheet") and the Closing Net Asset Value Statement, each prepared by Seller and audited by Deloitte & Touche GmbH ("Seller's Auditors") (hereinafter referred to as "Closing Net Asset Value Statement") reflecting the Closing Net Asset Value, together with the report of Seller's Auditors thereon ("Auditor's Report"). The Closing Balance Sheet and the statement of changes in shareholder's equity included in the Auditor's Report shall be prepared in accordance with the Report Principles (as defined in Section 13.20) as of the Closing Date, and prepared and consolidated in a manner consistent with Exhibit 9.1(a). The Closing Net Asset Value Statement included in the Auditor's Report shall be prepared on the basis of, and derived from, the balance sheet contained in the Closing Balance Sheet, and adjusted in a manner consistent with Exhibit 9.1(b), and further adjusted in accordance with the principles set forth in Exhibit
                           10.1 hereto; provided however, that (a) the value of any Cash of Hokuriku (or intercompany item or receivable in respect of Cash of Hokuriku) to be set forth on the Final Hokuriku Net Asset Value Statement shall not exceed U.S. $170,000,000, (b) the Closing Balance Sheet shall not reflect any cash of the Companies to be paid after Closing by way of dividend or distribution to which Purchaser shall not be entitled, (c) no value shall be included on the Closing Balance Sheet for the Excluded Inventories (as hereinafter defined), and (d) the Closing Balance Sheet shall include as an asset an adjustment of U.S. $ 321,000 to the extent such adjustment has been paid prior to Closing. The audit of the Closing Balance Sheet shall include a physical count and valuation of the Companies' inventory. The Auditor's Report shall provide at least as much detail by financial statement line item as is included in Exhibit 9.1(a). Intercompany Obligations shall be dealt with as provided in Section 19; PROVIDED, HOWEVER, that the Closing Net Asset Value Statement shall reflect the amounts payable by the Companies and the amounts payable by Seller pursuant to the Agreement set forth on Exhibit 19.3. Notwithstanding anything to the contrary set forth in this Section 10.1, Exhibit 7.4 shall govern the calculation of the Knoll India Net Asset Value described therein.

                  10.2 To the extent that the Closing Net Asset Value Statement arrives at a Closing Net Asset Value resulting in an adjustment of the Non-Indian Purchase Price pursuant to Section 9, the Closing Net Asset Value Statement must also state how the amount by which the Non-Indian Purchase Price, as so adjusted, should be allocated. The parties acknowledge and agree that (a) the Knoll India Purchase Price reflects the value of any additional net assets that may be attributable to Knoll India and that no additional allocation to Knoll India shall be made in excess of

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                           the Knoll India Purchase Price as calculated pursuant
                           to Section 7.4, (b) no additional allocation to Knoll Pharmaceuticals Ltd., a Pakistan corporation, shall be made in excess of the amount set forth on Exhibit
                           8.1 for such entity, and (c) no additional amount shall be allocated to BASF Pharmaceutical Corp. on account of its holdings in Hokuriku.

         2.7. Section 11.1.1 of the Purchase Agreement is hereby amended by adding the following subsections (d) and (e):

                  d) Seller shall have completed the Hokuriku Share transfer procedures described in Exhibit 11.1.1(d).

                  e) Seller shall have completed the transfer procedures relating to Knoll Pharmaceuticals Ltd. and Knoll International Ltd. described in paragraphs 1(a) and 2 of Exhibit 11.1.1(e).

         2.8. Section 12.2 of the Purchase Agreement is hereby amended by adding the following subsection (d):

                  d. a duly executed sales and transfer contract transferring from the Companies to Seller or its Affiliates the entities set forth on Exhibit 12.2(d).

         2.9 Section 12.5 is hereby amended by adding the following to the end of such Section:

                  The parties acknowledge that the shares in the Companies described on Exhibit 12.5 shall be Shares subject to this
                  Section 12.5.

         2.10. The section of the Purchase Agreement entitled "Section 13, Representations of Seller" is hereby amended by adding the following Section 13.29:

                  13.29(I) The entities described below have been held, directly or indirectly, 100% (66.67% as to Hokuriku) by Seller in an uninterrupted chain of title as described below:

                  (a)      KNOLL AG

                           (i) Since prior to January 1, 2000 to November 27, 2000, Seller owned directly 100% of the issued and outstanding shares of capital stock of Knoll AG;

                           (ii) On November 27, 2000, Seller transferred a 94% interest in Knoll AG to BASF Pharma Holding GmbH, a wholly owned direct subsidiary of Seller;

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                           (iii)    Seller and BASF Pharma Holding GmbH will
                                    until Closing continue to own directly 6 and 94 percent, respectively, of the issued and outstanding shares of Knoll AG;

                           (iv) Seller has, since prior to January 1, 2000 owned, and Seller will continue until the Closing to own, directly 100% of the equity interests (Geschaftsanteile) of BASF Pharma Holding GmbH;

                  (b)      LUPHARMA AND TRANSPHARM

                           (i) Since prior to January 1, 2000 to July 1, 2000, Knoll AG owned directly 100% of the equity interests (Geschaftsanteile) of each of Lupharma and Transpharm;

                           (ii) On July 1, 2000, Knoll AG transferred to Seller all of Knoll AG's right, title and interest in and to the equity interests (Geschaftsanteile) of each of Lupharma and Transpharm, being in each case 100% of the equity interests (Geschaftsanteile) thereof;

                           (iii) On July 1, 2000, immediately upon having acquired all of Knoll AG's right, title and interest in and to the equity interests (Geschaftsanteile) of each of Lupharma and Transpharm, Seller transferred to BASF Pharma Holding GmbH all of Seller's right, title and interest in and to the equity interests (Geschaftsanteile) of each of Lupharma and Transpharm, being in each case 100% of the equity interests
                                    (Geschaftsanteile) thereof;

                           (iv) BASF Pharma Holding GmbH has since July 1, 2000 owned, and BASF Pharma Holding GmbH will continue until the Closing to own, directly 100% of the equity interests (Geschaftsanteile) of each of Lupharma and Transpharm;

                  (c)      HOKURIKU

                           (i) Since January 1, 2000, Seller's interest in the issued and outstanding shares in Hokuriku has been owned as set forth in
                                    Exhibit 13.29;

                           (ii) Lupharma has acquired by an agreement dated July 1, 2000, and Lupharma will continue until the completion of the transfers contemplated by Exhibit 11.1.1(d) to own, directly 14,616,000 shares in Hokuriku;

                           (iii) Transpharm has acquired by an agreement dated July 1, 2000, and Transpharm will continue until the completion of the transfers contemplated by Exhibit 11.1.1(d) to own, directly 14,616,000 shares in Hokuriku;

                           (iv) Immediately prior to Closing, the transfers contemplated by Exhibit 11.1.1(d) shall have been completed;

                  (d)      KNOLL PHARMACEUTICAL COMPANY

                           (i) Since prior to January 1, 2000, BASFin has owned, and BASFin will continue until the Closing to own, directly 100% of the issued and outstanding shares of capital stock of BASF Corporation;

                           (ii) Since prior to January 1, 2000 to July 31, 2000, BASF Corporation owned directly 100% of the issued and outstanding shares of capital stock of BASF Capital Corporation;

                           (iii) Since prior to January 1, 2000 to July 31, 2000, BASF Capital Corporation owned directly 100% of the issued and outstanding shares of capital stock of Knoll Pharmaceutical Company;

                           (iv) On July 31, 2000, BASF Capital Corporation was merged into BASF Corporation, as a result of which Knoll Pharmaceutical Company became a wholly owned direct subsidiary of BASF Corporation;

                           (v)      On July 31, 2000, BASF Corporation
                                    transferred to BASF Pharmaceutical
                                    Corporation all of the issued and
                                    outstanding shares of capital stock of Knoll
                                    Pharmaceutical Company, as a result of which Knoll Pharmaceutical Company became a wholly owned direct subsidiary of BASF Pharmaceutical Corporation;

                           (vi) BASF Pharmaceutical Corporation has since July 31, 2000 owned, and BASF Pharmaceutical Corporation will continue until the Closing to own, directly 100% of the issued and outstanding shares of capital stock of Knoll Pharmaceutical Company;

                           (vii)    On July 31, 2000, BASF Corporation
                                    transferred to BASFin Corporation all of the issued and outstanding shares of capital stock of BASF Pharmaceutical Corporation, as a result of which BASF Pharmaceutical Corporation became a wholly owned direct subsidiary of BASFin Corporation;

                           (viii) Since prior to January 1, 2000, Seller owned, and will continue until the Closing to own, directly 100% of the issued and outstanding shares of capital stock of BASFin Corporation;

                           (ix) On July 31, 2000, BASFin Corporation transferred to Seller all of the issued and outstanding shares of capital stock of BASF Pharmaceutical Corporation, as a result of which BASF Pharmaceutical Corporation became a wholly owned direct subsidiary of Seller;

                           (x) On November 27, 2000, Seller transferred to BASF Pharma Holding GmbH all of the issued and outstanding shares of capital stock of BASF Pharmaceutical Corporation, as a result of which BASF Pharmaceutical Corporation became a wholly owned direct subsidiary of BASF Pharma Holding GmbH;

                           (xi) On November 27, 2000, BASF Pharma Holding GmbH transferred to Lupharma all of the issued and outstanding shares of capital stock of BASF Pharmaceutical Corporation, as a result of which BASF Pharmaceutical Corporation became a wholly owned direct subsidiary of Lupharma;

                           (xii) During the period from November, 2000 to the date hereof, Lupharma GmbH will continue until the Closing to own directly 100% of the issued and outstanding shares of capital stock of BASF Pharmaceutical Corporation;

                  (II) On February 27, 2001, Knoll AG transferred 18,062,659 quotas of Knoll Produtos Quimicos e Farmaceuticos Ltda., which represent 99.999% of its share capital, to Lupharma. On that same date, Knoll Produtos Quimicos e Farmaceuticos Ltda. amended its Articles of Association to reflect this transfer. Further on that same date, the amendment of the Articles of Association was filed with the Commercial Registry of Rio de Janeiro and the transfer of the quotas was recorded in the books and records of Knoll AG and Lupharma.

         2.11. Section 15.1(I) of the Purchase Agreement is hereby amended by adding the following subsections (d), (e), (f), and (g):

                  d) The termination of the Development and Distribution Agreement between Knoll, Ltd. and Byk Gulden ("Byk"), dated May 1, 1996 (the "Byk Agreement"), by Byk Gulden due to the exercise of its right of termination pursuant to Section 16.4 thereof, provided that, with respect to this subsection (d), Damages owing by Seller pursuant to this Section 15.1(I)(d) shall (i) be calculated taking into account the methodology and factors set forth on
                           Exhibit 15.1(I)(d), and (ii) not exceed U.S.
                           $51,400,000 in the aggregate;

                  e) (i) The failure of the representations and warranties set forth in Section 13.1 to be true and correct with respect to Knoll Philippines, Inc. (KPH) ("Knoll Philippines"), the failure by Knoll Philippines to have prepared financial statements as required by law and any action by the Purchaser Group or Knoll Philippines after Closing necessary to render such representations and warranties true and correct, and
                           (ii) the sale by Knoll Philippines of its assets to a party designated by Purchaser or the liquidation of Knoll Philippines, including any and all costs, Taxes, filing, registration and other fees, and expenses (including reasonable attorneys' and accountants' fees, liabilities to creditors, and any fines or penalties) arising out of or relating thereto or reasonably incurred to bring Knoll Philippines into compliance with Philippine laws and regulations, to the extent such compliance is a condition to the liquidation of Knoll Philippines;

                  f) Any Taxes, including stamp taxes, transfer taxes and VAT, arising from or related to (i) the shares of Knoll Pharma Ltd. and Knoll Ltd. and/or (ii) the sale, transfer or other disposition of any Discontinued Businesses or any of the entities or businesses described on Exhibit 12.2(d), whenever effected; and

                  g) Knoll Sante Active S.A. ("Knoll Sante" that the Purchaser Group would not have incurred had Knoll Sante not been acquired, directly or indirectly, by Purchaser, including any liabilities, Taxes, costs, filing, registration and other fees, and expenses (including reasonable attorneys' and accountants' fees) arising out of or related to Knoll Sante, its business or operations prior to Closing, or its liquidation, winding up or dissolution.

         2.12. Section 15.4 of the Purchase Agreement is hereby amended by amending and restating such section in its entirety as follows:

                  15.4 The limitation of the liability of Seller set forth in Sections 15.2 and 15.3 above shall not apply in case of a violation of any Representation made in Sections 13.1 through 13.4, Section 13.9, Section 13.15.3(a), and Section 13.29. In this case, the liability of Seller shall be limited to the amount of the Aggregate Purchase Price as adjusted pursuant to
                           Section 9.

         2.13. Section 15.8(a) of the Purchase Agreement is hereby amended by amending and restating such section in its entirety as follows:

                  a) claims pursuant to Sections 13.1 through 13.4, 13.9, 13.15.3(a), and 13.29, and claims pursuant to Sections 13.13 and 13.14 which are based on a defect of title, shall be subject to a survival period of 10 years;

         2.14. Section 19.3 of the Purchase Agreement is hereby amended by inserting the following phrase at the beginning of such section:

                  Except as the parties may otherwise agree as set forth on
                  Exhibit 19.3,

         2.15. Section 21.1 of the Purchase Agreement is hereby amended by adding the following sentence at the end of such section:

                  To the extent not otherwise indemnifiable under any other indemnity provision of this Agreement, Seller shall indemnify and hold harmless Purchaser and each of its Affiliates (including the Companies) from and against any and all Damages (including, without limitation, costs and expenses of litigation and reasonable attorneys' fees and expenses for physical delivery of shares) arising out of or related to claims asserted under Seller's stock option programs or any stock purchase plan of Seller or its Affiliates against Purchaser or any of its Affiliates (including the Companies).

         2.16. The section of the Purchase Agreement entitled "Section 24, Conduct of Business prior to Closing" is hereby amended by adding the following Sections 24.14, 24.15, 24.16, 24.17 and 24.18:

                  24.14 Prior to the Closing, Seller shall cause (a) the Hokuriku Shares owned by it to be transferred to KPC as described on Exhibit 11.1.1(d), and (b) the Shares of the Indian entities described on Exhibit 11.1.1(e) to be transferred to Seller's new companies as described therein.

                  24.15 If there are any Shares not transferred at Closing pursuant to Section 12.5, including the Shares of Lupharma UK Holding II, Ltd., the rights of Purchaser as described in Section 24.5(a) shall continue post-Closing for purposes of determining Seller's compliance with the terms of this Purchase Agreement, including, without limitation, compliance with the terms in Sections 12.5 and 24.8. Such rights shall terminate when all such Shares are transferred in accordance with Section 12.5.

                  24.16 Seller shall, without further consideration and at no additional cost to Purchaser in excess of those costs that the Companies would have incurred had they remained Affiliates of Seller (such costs to be calculated on a basis consistent with the pro forma financial statements provided to Purchaser in the London data room in November 2000, or to Purchaser during the November 2000 Seller management presentation), take such acts, or cause such acts to be taken, as necessary to ensure uninterrupted and lawful use by the Companies worldwide from and after the Closing Date of all information technology ("IT"), software, data and IT related equipment and hardware, including routers and telecommunications and data equipment (collectively, "IT Rights") utilized by the Companies in the conduct of their respective businesses. Such acts shall include, if necessary to insure such uninterrupted and lawful use, the valid transfer of Seller's or its Affiliates' existing IT Rights, including, without limitation, any rights pertaining to any IT or software customized by Seller and/or its Affiliates, the separate procurement of such IT Rights in the name of and for the benefit of the Companies or the valid transfer of copies of any

                           Seller-owned software (including source codes and documentation) (the "IT/Software Licenses"). Such IT/Software Licenses include, without limitation, the following:

                           ------------------------------  ----------------  ----------
                           Software Package                Software Vendor    Number of
                                                                              Licenses
                           ------------------------------  ----------------  ----------
                           MS Office 2000                    Microsoft            6022
                           ------------------------------  ----------------  ----------
                           MS Operating System               Microsoft            6022
                           ------------------------------  ----------------  ----------
                           PC Anywhere                       Symantec             6022
                           ------------------------------  ----------------  ----------
                           F Prot                            F Secure             6022
                           ------------------------------  ----------------  ----------
                           Win Zip                           Win Zip              6022
                           ------------------------------  ----------------  ----------
                           Lotus Notes                       IBM                  5339
                           ------------------------------  ----------------  ----------
                           SAP development                   SAP                    53
                           ------------------------------  ----------------  ----------
                           SAP operational user              SAP                  2166
                           ------------------------------  ----------------  ----------
                           SAP information user              SAP                   371
                           ------------------------------  ----------------  ----------
                           SAP AR user                       SAP                    19
                           ------------------------------  ----------------  ----------
                           SAP BC user                       SAP                    68
                           ------------------------------  ----------------  ----------
                           SAP CAT                                 -              -
                           ------------------------------  ----------------  ----------
                           Oracle concurrent users           Oracle                226
                           ------------------------------  ----------------  ----------
                           Netware                           Novell               6022
                           ------------------------------  ----------------  ----------
                           Documentum                        Documentum            126
                           ------------------------------  ----------------  ----------
                           Brazil outstanding SAP invoice    to BASF Corp         -
                           ------------------------------  ----------------  ----------
                           R&D MDL                                 -               500
                           ------------------------------  ----------------  ----------
                           Win BLITZ                               -              -
                           ------------------------------  ----------------  ----------
                           BLITZ                                   -              -
                           ------------------------------  ----------------  ----------
                           SPRINT                                  -              -
                           ------------------------------  ----------------  ----------
                           BASF HR                                 -              -
                           ------------------------------  ----------------  ----------
                           TPS                                     -              -
                           ------------------------------  ----------------  ----------
                           ELJ                               BASF                 -
                           ------------------------------  ----------------  ----------
                           Oracle Clinical                   Oracle               -
                           ------------------------------  ----------------  ----------
                           ClinTrace                         Domain Pharma        -
                           ------------------------------  ----------------  ----------
                           MSI Suite                         MSI                  -
                           ------------------------------  ----------------  ----------

                  24.17 Seller (a) shall procure that, effective no later than December 31, 2001, any license relating to Pharmaceutical Products and granted by it or any of its Affiliates to BASF LYNX Bioscience AG ("BASF/LYNX"), shall be terminated or shall expire, including any license to use the "TET" technology and, (b) hereby undertakes not to exercise or obtain any benefit of any right of first refusal, first offer or similar rights on developments, research or products arising from BASF/LYNX, the research, development, importation, use, registration, manufacture, distribution or sale of which would violate or be inconsistent with Section 27.1.

                  24.18 The parties acknowledge that Purchaser shall not acquire certain inventories of the Companies with a book value of up to $30 million (the "Excluded Inventories"). No later than twenty (20) business days after the Closing, Purchaser shall deliver to Seller a statement describing the Excluded Inventories ("Excluded Inventories Notification"). Seller shall, at its sole cost and expense (a) remove from the Companies' premises all of the Excluded Inventories, and (b) destroy of the Excluded Inventories in compliance with applicable law ("Inventory Destruction"), no later than ten (10) business days after Seller's receipt of the Excluded Inventories Notification or such later date as may be necessary to comply with applicable laws governing such Destruction (the "Destruction Date"). Seller shall certify to Purchaser in writing that the Inventories Destruction shall have been completed in accordance with this Section 24.18 no later than ten (10) business days after the Destruction Date. If the book value of the Excluded Inventories is less than $30 million, Seller shall pay to Purchaser, no later than 10 business days after Seller's receipt of the Excluded Inventories Notification, an amount in cash by immediately available same day funds equal to the difference between $ 30 million and such book value.

                  24.19 After the Closing, Seller shall continue to prosecute, at its own expense and with its own counsel, the EBEWE Insurance Claims. Each of Purchaser and Seller shall pay to the other party
                           50% of any proceeds or recovery from the EBEWE Insurance Claims (net of expenses and any Taxes arising in connection therewith) that it may receive no later than 5 business days after receipt by Purchaser or Seller (as the case may be) of such proceeds or recovery. "EBEWE Insurance Claims" shall mean claim No. C 00006292 asserted by Seller on behalf of EBEWE Arzneimittel GmbH ("EBEWE") against American International Group, Inc. (AIG) under Policy No. Y10FID2100 in the approximate amount of 28,400,000 Euro, relating to losses incurred by EBEWE on account of unauthorized forward currency exchange transactions undertaken by former employees of EBEWE with funds of EBEWE.

         2.17 Section 24.8 of the Purchase Agreement is hereby amended by adding the following sentence to the end of such Section:

                  With respect to the Shares that are not transferred at Closing (the "Excluded Companies"), Seller covenants that it will, and will cause the Excluded Companies to: (a) provide Purchaser with a contact person of each of such Companies who shall coordinate any procedures with respect to such Companies for financial reporting or the transfer of such Companies following the Closing, (b) permit Purchaser and its representatives to have reasonable access to the assets, employees, books and records of such Companies, and shall furnish or cause to be furnished to Purchaser such financial, tax, regulatory, R&D and operating data and other available information with respect to such Companies as Purchaser may from time to time request or that may otherwise be legally required by Purchaser, and (c) upon the transfer of the Shares of each such Excluded Company to Purchaser, remit all earnings of such Company through the date of such transfer as soon as practicable (but no later than five (5) business days) after the date of such transfer, together with interest thereon at a rate of six percent per annum from the Closing through the date on which such earnings are paid to the Company.

         2.18. Section 25 of the Purchase Agreement is hereby amended by amending and restating Sections 25.2, 25.3 and 25.4 in their entirety and by adding a new Section 25.5, as follows:

                  25.2 Seller hereby grants to Purchaser and Purchaser's Affiliates including the Companies, with respect to Seller Shared Substance Related Patents an irrevocable, exclusive fully paid-up license for the life of the respective patent, with the right to grant sublicenses, in the Pharmaceutical Field and the Pharmachemical Field.

                  25.3 Purchaser hereby grants to Seller with respect to the Shared Substance Related Patents an irrevocable, exclusive fully paid-up license for the life of the respective patent, with the right to grant sublicenses, outside of the Pharmaceutical Field and the Pharmachemical Field.

                  25.4 Except as otherwise agreed by the parties, the following procedures will govern Shared Substances that are located on the premises of one party but that are not physically present already in the compound collection of the other party. Either Purchaser or Seller may request samples of Shared Substances from the other party, subject to the following:

                           (a) The number of samples of different compounds requested by a party shall not exceed 20,000 in the aggregate;

                           (b) Each solid sample request must be for a physical quantity of 20 milligrams or less;

                           (c) No party shall be required to provide any solid sample of Shared Substances if such party has less than 70 milligrams of such Shared Substances remaining in such party's compound library; and

                           (d) No party shall be required to provide any sample requested after September 3, 2002.

                  25.5 The parties acknowledge that Seller owns certain patents relating to certain inactive ingredients that are being supplied by Seller or one of its Affiliates to the Companies, commonly known as "excipients" ("Excipients"). Seller agrees that, with respect to Excipients that are the basis of, or included in, any product registrations of any of the Companies ("Covered Excipients"), (a) Seller shall, and shall cause its Affiliates to, continue to supply the Companies with their requirements of Covered Excipients on terms and conditions generally offered to Seller's comparable customers, and (b) if Seller and its Affiliates cease to manufacture and sell any Covered Excipients, Seller shall (i) provide Purchaser with not less than 12 months prior written notice of such cessation, and (ii) grant the Companies an irrevocable, non-exclusive, paid-up license for the life of the respective patent, with the right to grant sublicenses, to make, have made and use the Covered Excipients to produce any of the Companies' products in the Pharmaceutical Field.

         2.19. The section of the Purchase Agreement entitled "Section 26, Conduct and Litigation" is hereby amended as follows:

                  (a) Section 26.1 (i) of the Purchase Agreement is hereby amended by inserting the phrase "to the extent" immediately preceding the existing phrase "based upon, arising out of, or related to."

                  (b) Section 26.1 (iv) of the Purchase Agreement is hereby amended by replacing the existing term "26(a)(i)" with the term "26.1(i)."

                  (c) Section 26.1 of the Purchase Agreement is hereby amended by adding the following sentence at the end of such section:

                           Loss, liability, damage and expenses covered by this
                           Section 26 shall include, without limitation, any expenses arising from the provision of free product by KPC, net of any reserve on the Closing Date Balance Sheet for any such product.

                  (d) Section 26.2 of the Purchase Agreement is hereby amended by inserting the term "hereafter" immediately preceding the existing phrase "commenced against it" in the first sentence of such section.

                  (e) Section 26.3 of the Purchase Agreement is hereby amended by inserting the phrase "Section 26.2 above and" immediately preceding the existing phrase "Section 26.4" in the first sentence of such section.

                  (f) Section 26.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

                           Insurance Proceeds and Settlement Amounts. Seller shall be entitled to all IN RE SYNTHROID(R) MARKETING LITIGATION Settlement Amounts. In addition, if and to the extent that Seller prosecutes, at its own expense and with its own counsel, the Insurance Litigation, Seller shall be entitled to any proceeds or recovery arising from or out of the Insurance Litigation. Purchaser hereby assigns any and all rights, claims and/or interests in the Insurance Litigation to Seller, including authorizing Seller to sue, continue suit, prosecute, receive and retain any and all recoveries or proceeds in or from the Insurance Litigation without limitation in the name of Knoll Pharmaceutical Company, all and with the same force and effect as if Knoll Pharmaceutical Company and/or any and all predecessors and/or successors to Knoll Pharmaceutical Company had done so.

                  (g) Section 26.7(i) of the Purchase Agreement is hereby amended by deleting the existing term "and" immediately preceding the existing term "(3)" and by adding the following phrase at the end of such section:

                           ; (4) the dismissal of RXD PHARMACIES, INC. V. BASF, ET AL., No. 98CV-5560, United States District Court for the Eastern District of Pennsylvania; (5) IN THE MATTER OF COORDINATED PROCEEDINGS SPECIAL TITLE, PHARMACEUTICAL CASES I, II AND III J.C.C.P. Nos. 2969, 2971 and 2972 in the Superior Court of California; and (6) any settlement or similar agreements entered into in connection therewith, including the Master Agreement of Settlement and Release entered into by Knoll on February 1, 1999.

                  (h) Section 26.7(ii) of the Purchase Agreement is hereby amended by amending and restating such section in its entirety as follows:

                           (ii) "Section 26 Conduct" shall mean the conduct alleged, or conduct substantially similar to that alleged, in the Section 26 Litigation, and which in each case occurs prior to Closing;

                  (i) Section 26.7 (iii) of the Purchase Agreement is hereby amended by adding the following phrase at the end of such Section and immediately before the existing term "and":

                           and any policies in excess thereof that were issued to Knoll Pharmaceutical Company or its predecessors prior to the Closing.

         2.20. Section 27.2 of the Purchase Agreement is hereby amended by adding the following sentence at the end of such section:

                  Further, subject to the following proviso, the preceding paragraph shall not prevent Seller from maintaining its equity ownership interest in the joint venture company BASF/LYNX; PROVIDED, that (x) any such equity ownership interest percentage shall be not more than 45%, (y) such equity ownership interest shall be for financial investment purposes only and shall not extend, directly or indirectly, to (1) any other arrangements, contracts, revenue sharing, licensing or right of first refusal, first offer or similar rights on developments, research or products arising from BASF/LYNX, the research, development, importation, use registration, manufacture, distribution or sale of which would violate or be inconsistent with Section 27.1, or (2) other opportunities of any kind with such joint venture company in any manner that would otherwise violate or be inconsistent with Section 27.1, and (z) no assets, properties, rights or interest, including Patents or Intellectual Property, of any of the Companies or the BASF Pharmaceutical Business shall be made available, provided or licensed to or used by such joint venture company, including, without limitation, through any license of "TET" technology.

         2.21. The section of the Purchase Agreement entitled "Section 27, Non-Compete Covenant" is hereby amended by adding the following Section 27.3:

                  27.3 Notwithstanding anything in Sections 27.1 or 27.2 to the contrary, the operation of the restrictions in such sections in Turkey shall be for a period of five years following the Closing.

         2.22. Exhibit 4.2(b) to the Purchase Agreement is hereby deleted.

         2.23.Exhibits 5.1 and 5.2 to the Purchase Agreement are hereby amended as follows:

                  (a) Exhibit 5.1 is hereby amended to add the following patent cases:

                           00480/1059
                           00480/1075
                           00480/1164
                           00480/1200
                           00480/1201
                           2475/8170
                           00480/1218
                           00650/1003
                           2063/8460

                  (b) Exhibit 5.2 is hereby amended to add the following patent cases:

                           00050/48377
                           00050/49589
                           00050/49033
                           00050/49619
                           00050/49931

                  (c) In addition, each of Exhibits 5.1 and 5.2 are hereby amended to incorporate any and all patents and/or patent applications, including but not limited to all divisionals, continuations, continuations in part, reissues, renewals, extensions and supplementary protection certificates thereof and therefor, existing anywhere in the world, not specifically listed but which otherwise are owned by Seller and:

                           (i) in the case of Exhibit 5.1, relate exclusively
                  to the Pharmaceutical Field and/or the BASF Pharmaceutical Business; and

                           (ii) in the case of Exhibit 5.2, relate but not
                  exclusively relate to the Pharmaceutical Field and/or the BASF Pharmaceutical Business.

         2.24. Exhibit 7.4 to the Purchase Agreement is hereby amended by amending and restating such exhibit in its entirety as follows:

                     KNOLL INDIA NET ASSET VALUE STATEMENT

                                                                     EXHIBIT 7.4

                                    SECTION 1
                     KNOLL INDIA NET ASSET VALUE CALCULATION

                  1.1 (a) Prior to the Closing, Seller shall ascertain the aggregate value of the net assets of Knoll India (the "Knoll India Reference Net Asset Value") as of September 30, 2000 on the basis of the unaudited proforma balance sheet contained in the attached
                           Exhibit 9.1 (a), and adjusted to eliminate Cash, Financial Debt, deferred Taxes and Accrued Taxes.

                           (b) (i) If the value of the net assets of Knoll India as of the Closing as determined in accordance with the principles set forth in Section 2 below and as shown on the Knoll India Closing Net Asset Value Statement (hereinafter referred to as the "Knoll India Closing Net Asset Value") is less than the Knoll India Reference Net Asset Value, Seller shall pay to Purchaser Seller's pro rata share, in accordance with its percentage interest in Knoll India as of the Closing, of the amount by which the Knoll India Closing Net Asset Value is less than the Knoll India Reference Net Asset Value.

                                    (ii) If the Knoll India Closing Net Asset
                           Value exceeds the Knoll India Reference Net Asset Value, such excess (the "Knoll India Net Assets Amount") shall be paid pro rata to Seller in accordance with its percentage interest in Knoll India as of the Closing.

                  1.2      Each of the amounts determined in accordance with
                           Section 1.1 (b)(i) above shall be paid by Seller within 5 working days after the applicable Closing Net Asset Value Statement has become final in accordance with Section 2.4 hereof in immediately available funds to Citibank, N.A., New York, New York (ABA #021000089) for credit to Abbott Laboratories (Acct. #00001329). Any credit to Purchaser shall be made in U.S. dollars at the spot exchange rate in effect at two business days prior to the date of payment.

                                    SECTION 2
              FINAL CLOSING KNOLL INDIA NET ASSET VALUE STATEMENT

                  2.1 For the purpose of determining the amount of the payments, if any, pursuant to Section 1 above, Seller shall deliver to Purchaser as promptly as practicable (but in any event no later than 15 working days) after the Closing a condensed balance sheet of Knoll India, certified by Knoll

                           India's chief financial officer (hereinafter referred to as "Knoll India Closing Net Asset Value Statement") reflecting the Knoll India Closing Net Asset Value. The Knoll India Closing Net Asset Value Statement shall be prepared in accordance with the Report Principles (as defined in Section 13.20(a) of the Agreement) as of the Closing Date, shall be prepared and consolidated in a manner consistent with
                           Exhibit 9.1(a), shall fairly present the net assets of Knoll India as of the Closing Date, and shall be adjusted in a manner consistent with Exhibit 9.1(b) (to the extent applicable) and further adjusted in accordance with the principles set forth in Exhibit
                           10.1 hereto (to the extent applicable).

                  2.2 Purchaser shall have 10 working days after receipt of the Knoll India Closing Net Asset Value Statement during which it may review such Closing Net Asset Value Statement, and raise in writing and in reasonable detail any objections against specified items such Closing Net Asset Value Statement, indicating precisely the higher or lower value which in Purchaser's opinion should be allocated to each item in dispute. During this period of time, Purchaser and its auditors shall be granted access to all relevant information produced by Seller or Seller's Auditors. Any item in the Knoll India Closing Net Asset Value Statement objected to by Purchaser shall hereinafter be referred to as an "Knoll India Disputed Item".

                  2.3 If and insofar as Purchaser does not raise objections to the Knoll India Closing Net Asset Value Statement in accordance with Section 2.2 above, the Closing Net Asset Value arrived at in the Knoll India Closing Net Asset Value Statement shall be final and binding upon the parties. To the extent that the Net Asset Value arrived at in the Knoll India Closing Net Asset Value Statement is final and binding upon the parties, the adjustment payment to be made by Purchaser or Seller according to Section 1 above shall be made in accordance with such Section.

                  2.4 The parties shall use their best efforts to resolve the Knoll India Disputed Items within 15 working days following the receipt by Seller of Purchaser's objections pursuant to Section 2.3 above.

                  2.5 Any Knoll India Disputed Items not resolved pursuant to Section 2.4 above shall be submitted by the parties to Ernst & Young for review. Should Ernst & Young become unavailable, the parties shall mutually agree on another accounting firm of international standing.

                  2.6 In rendering its decision, the accounting firm shall consider only the Knoll India Disputed Items and, with respect to each such Knoll India Disputed Item, shall stay within the range of the values allocated to it by the parties. The accounting firm shall deliver in writing to Seller and Purchaser as promptly as practicable its determination of the Knoll India Disputed Items stating the reasons of its decision. The reasons shall specifically address the arguments brought forward by the parties with respect to each Knoll India Disputed Item. Such determination shall be final and binding upon the parties absent manifest mathematical errors. The accounting firm shall allocate its fees to the parties in accordance with Sections 91 et seq. of the German Civil Procedure.

         2.25. A new Exhibit 11.1.1(d) to the Purchase Agreement is hereby created and is as follows:

                                EXHIBIT 11.1.1(d)

                  The Hokuriku Shares owned by Lupharma and Transpharm shall be duly and validly transferred by Lupharma and Transpharm directly to the Seller, and the Seller shall duly and validly transfer such shares directly to KPC pursuant to the Share Sale and Transfer Agreement ("KPC Hokuriku Shares Agreement"). For the avoidance of doubt, such shares, as transferred to KPC, shall, for purposes of the Purchase Agreement, be deemed "Shares."

                  At Closing, the Promissory Note issued by KPC pursuant to the KPC Hokuriku Shares Agreement is hereby assigned to Purchaser by its holder upon payment of the Aggregate Purchase Price.

                  Any stamp or transfer taxes or VAT incurred in connection with the transfers contemplated by this Exhibit 11.1.1(d) shall be borne by Purchaser.

                  Purchaser shall not make any Section 338(h)(10) election with respect to the acquisition by it of the Hokuriku Shares.

         2.26. A new Exhibit 11.1.1(e) to the Purchase Agreement is hereby created and is as follows:

                               EXHIBIT 11.1.1(e)

                  1. (a) Seller shall cause the Shares of Knoll Pharmaceuticals Ltd. (India) ("Knoll India") owned by Lupharma to be duly and validly transferred by Lupharma to a newly-formed corporation organized under the laws of the United Kingdom and wholly owned by the Seller or any Affiliate of Seller other than the Companies ("BASF UK Public Holding Company").

                           (b) Seller shall then cause, on the Closing Date, all of the issued and outstanding shares of BASF UK Public Holding Company to be duly and validly transferred to the Purchaser entity, Abbott Equities Holdings Limited, a U.K. company.

                  2. Seller shall cause the Shares of Knoll International Ltd. (India) ("Knoll Private") owned by Knoll AG to be duly and validly transferred by Knoll

                           AG to a newly-formed corporation (other than BASF UK Public Holding Company) that is organized under the laws of the United Kingdom and wholly owned by the Seller or any Affiliate of Seller other than the Companies ("BASF UK Private Holding Company").

                  3. Any stamp or transfer taxes or VAT incurred in connection with the transfers contemplated by paragraphs 1(a) and 2 of this Exhibit 11.1.1(e)
                           (the "India Transfers") shall be borne by Purchaser.

                  4. For the avoidance of doubt, in addition to Knoll India, the BASF UK Public Holding Company shall, for purposes of the Purchase Agreement, be deemed an "Other Foreign Subsidiary."

         2.27. A new Exhibit 12.2(d) to the Purchase Agreement is hereby created and is as follows:

                                                                EXHIBIT 12.2(d)
                               EXCLUDED COMPANIES

                  1.       Boots Galenika d.o.o. (Yugoslavia)
                  2.       Knoll Polska Sp zoo (Poland)
                  3.       Knoll Pharmaceutical PTE Ltd. (Singapore)
                  4.       Knoll AG & Co OHG
                  5.       Minden Farmaceutical Lda.
                  6. Knoll International Private Ltd. (India) and BASF UK Private Holding Company
                  7.       Latinoamericana de Farmacos Lda. (Colombia)
                  8.       BASF Management Services S.A. (Spain)
                  9.       Knoll Centroamericana (Guatemala)
                  10.      Transpharm, Inc.

         2.28. Exhibit 8.1 is amended and restated in its entirety as attached hereto as Exhibit 8.1.

         2.29. Exhibit 13.21 to the Purchase Agreement is hereby amended by deleting therefrom "Development and Distribution Agreement between Knoll, Ltd. and Byk Gulden, dated May 1, 1996."

         2.30. A new Exhibit 13.29 to the Purchase Agreement is hereby created and is attached hereto as Exhibit 13.29.

         2.31. A new Exhibit 15.1(I)(d) to the Purchase Agreement is hereby created and is attached hereto as Exhibit 15.1(I)(d).

         2.32. The Purchase Agreement is hereby amended by replacing, in every provision in which it occurs, the existing term "Separate Sale and Transfer Contracts" with the term "Separate Transfer Contracts."

                                    SECTION 3
                                 MISCELLANEOUS

         3.1. Notices. All notices, statements and other communications to be given with respect to this Amendment shall be in the English language and sent by registered mail, by facsimile transmission or by messenger to the parties at the following addresses or at such other addresses as shall be specified by the parties:

If to Seller:               BASF Aktiengesellschaft
                            Central Legal Department
                            67056 Ludwigshafen, Germany
                            Telefax: 49.621.60.20410

If to Purchaser:            Abbott Laboratories
                            One Abbott Park Road
                            Abbott Park, Illinois 60053-3500
                            Telephone: 847-937-6100
                            Attn: General Counsel

         3.2. Entire Agreement; Written Form.

         (a) The Purchase Agreement as amended by this Amendment constitutes the entire agreement and supersedes all other prior agreements and undertakings both written and oral among the parties with respect to the subject matter thereof and hereof. In the event of any translation of this Amendment, the English version shall govern.

         (b) Any changes in this Amendment including, but not limited to, this clause shall only be valid if made in writing and executed by both Seller and Purchaser or, if necessary, in a stricter form.

         3.3. Assignment; Set-off.

         (a) Neither Seller nor Purchaser may assign any rights or obligations under this Amendment to any third party without the consent of the respective other party.

         (b) Purchaser shall not be entitled to offset any claim it may have against Seller (whether under this Amendment or otherwise) against the claim of Seller for payment of the Aggregate Purchase Price pursuant to Section 8 of the Purchase Agreement as amended by this Amendment unless Purchaser's claim has become final (rechtskraftig) or is undisputed.

         3.4. Governing Law, Jurisdiction.

         (a) This Amendment shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to its choice of law rules.

         (b) Except as otherwise expressly stated elsewhere in this Amendment, all disputes arising out of or in connection with this Amendment, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Rules of the German Institute of Arbitration e.V. (DIS) without recourse to the ordinary courts of law, provided that the Chairman of the Arbitral Tribunal shall not be of the same nationality as that of any of the parties to a given dispute. The place of arbitration shall be Frankfurt; the language of the arbitration shall be English.

         3.5. Expenses.

         (a) Except as specifically provided otherwise in this Amendment, each party shall bear its own expenses and fees (including attorneys', accountants', consultants' and advisors' fees) in connection with this Amendment or any of the transactions contemplated herein, including any merger control filing and filings with other governmental authorities made by such party.

         (b) Fees and costs triggered by the implementation of this Amendment, including but not limited to any notarial fees, any transfer or sales Tax (including value added Tax and stamp duties and property transfer Tax according to Section 5 para 3 Grunderwerbssteuergesetz), any registration or publication fees shall be borne by Purchaser.

         3.6. Severability. Should any of the provisions of this Amendment be or become fully or partly invalid or unenforceable, the remainder of the Amendment shall be valid or enforceable. The invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the economic purpose of the invalid provision. Any gaps in this Amendment shall be filled by a provision which the parties as prudent businessmen would in good faith have agreed to, had they considered the matter not covered by this Amendment.

                                                                   EXHIBIT 13.29

               CHAIN OF TITLE OF 66.67 % SHAREHOLDING IN HOKURIKU
                              SINCE JANUARY 1, 2000

January 1, 2000:           Knoll AG (direct 100% subsidiary of BASF AG since
                           before 2000) owns 66.67% of the shares in Hokuriku

June 2000:                 Lupharma GmbH and Transpharm GmbH each acquired
                           33.335% of the shares in Hokuriku from Knoll AG.
                           Lupharma and Transpharm are, at the time of such acquisition, each 100% owned by Knoll AG and therewith indirectly by BASF AG since before January
                           1, 2000

June 2000:                 Subsequent to the acquisition of the said shares in
                           Hokuriku, Lupharma GmbH and Transpharm GmbH were sold to BASF AG and then contributed to BASF Pharma
                           Holding GmbH, which is and has been a 100% BASF AG, wholly owned subsidiary since before 2000.

                                                              EXHIBIT 15.1(I)(d)

                               ABBOTT LABORATORIES
                     BASF Pharma - Protium - Total Worldwide
                                      ($MM)
ABBOTT FORECAST

                                          2001       2002       2003       2004       2005       2006
                                       -----------------------------------------------------------------
Total Abbott Net Sales                    24.0       35.0       37.0       39.0       41.0       43.0
Earnings Before Interest & Taxes           7.9       11.6       14.1       14.8       17.6       18.5
Working Capital Cash Flow                 (5.7)      (2.7)      (0.7)      (0.5)      (0.6)      (0.5)
                                       -----------------------------------------------------------------
Total Cash Flow                            2.2        8.9       13.4       14.3       17.0       18.0


                  2001-2006            NPV @ 12.5%         51.4

                                                                    EXHIBIT 12.5

                               DEFERRED CLOSINGS

----------------------------------------  ----------------------------------------  ------------------------------
        COMPANY/COUNTRY                                    REASON                      ALLOCATED PURCHASE PRICE
----------------------------------------  ----------------------------------------  ------------------------------
Knoll Columbiana S.A. Laboratorio          Competition law                                $  18,000,000
Farmaceutico/Columbia
----------------------------------------  ----------------------------------------  ------------------------------
Knoll spol. sro./Slovak Republic           Competition law/embassy approval of                2,100,000
                                           transfer documents
----------------------------------------  ----------------------------------------  ------------------------------
Knoll Pharmaceuticals South Africa Pty.    Competition law                                    8,300,000
Ltd./South Africa
----------------------------------------  ----------------------------------------  ------------------------------
Knoll Produtos Quimicos e Farmaceuticos    Funds flow/central bank                          100,000,000
Ltda./Brazil
----------------------------------------  ----------------------------------------  ------------------------------
Knoll spol. s. r. o./Czech Republic        Documentation translation requirements             3,600,000
----------------------------------------  ----------------------------------------  ------------------------------
Knoll International Private Ltd./India                                                        6,800,000
Private Holding Company
----------------------------------------  ----------------------------------------  ------------------------------
             Total                                                                        $ 138,800,000
----------------------------------------  ----------------------------------------  ------------------------------

----------------------------------------  ----------------------------------------  ------------------------------

                                                                     EXHIBIT 8.1

                                                                          Amount in USD 000
Knoll Argentina SA                                                               10,400
Knoll Australia Pty. Ltd.                                                        21,000
EBEWE Arzneimittel GmbH                                                          72,000
Knoll Produtos Quimicos e Farmaceuticos Ltda.                                   100,000
Knoll Belgium S.A. N.V.                                                          14,300
Knoll Colombiana S.A.                                                            18,000
Knoll spol. s.r.o. (Czech Republic)                                               3,600
Laboratoires Knoll France S.A.                                                  125,000
Knoll AG                                                                      3,281,000
Lupharma UK Holding I, Ltd.                                                      57,570
(Knoll Pharmaceuticals Ltd.)
Lupharma UK Holding II, Ltd.                                                      6,800
Knoll Farmaceutici S.p.A.                                                       152,000
Ravizza Farmaceutici S.p.A.                                                     133,780
Knoll Japan KK                                                                    3,450
Quimica Knoll de Mexico S.A. de C.V.                                             50,000
Immobiliaria Candelaria S.A.                                                      2,800
Knoll B.V.                                                                      956,300
Knoll Pharmaceuticals Ltd.  (Pakistan)                                           15,550
Knoll spol. s.r.o. (Slovak Republic)                                              2,100
Knoll Pharmaceuticals South Africa Pty., Ltd.                                     8,300
Laboratorios Knoll, S.A.                                                        106,000
Lufarma  Espanola S.L.                                                           11,400
Knoll Lakemedel AB                                                                1,200
Knoll Bio-Research S.A.                                                          59,400
Knoll AG (Liesthal)                                                              63,600
Knoll Alman Ilac ve Ecza tic. Ltd. Sti                                           37,400
BASF Pharma Ltd.                                                                      0
Knoll Ltd.                                                                       93,000
BASF Pharmaceutical Corp.                                                     1,356,050
Assets from BASF AG
         Transferred Patents                                                    160,000
         Licensed Patents                                                         8,000

                                                                              6,930,000

                                                                               3